SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K
                               CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): March 2, 1994

                   FREEPORT-McMoRan COPPER & GOLD INC.


        Delaware                   1-9916                    74-2480931

     (State or other
     jurisdiction of                                        (IRS Employer
     incorporation or             Commission                Identification
     organization)                File Number)                 Number)
     ----------------             -----------               --------------

                      First Interstate Bank Building
                      One East First Street, Suite 1600
                      Reno, Nevada, 89509

             Registrant's telephone number, including area code:
                              (702) 688-3000


                    Freeport-McMoRan Copper & Gold Inc.

Item 5.   Other Events.

     Freeport-McMoRan Copper & Gold Inc. files this Form 8-K to report its 1993 year-end audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations with respect to such period.

Item 7.   Financial Statements and Exhibits.

     Balance Sheets as of December 31, 1993 and 1992.
     Statements of Income for the years ended December 31, 1993, 1992 and 1991.
     Statements of Cash Flow for the years ended December 31, 1993,
       1992 and 1991
     Statements of Stockholders' Equity for the years ended December 31,
       1993, 1992 and 1991
     Notes to Financial Statements
     Report of Management
     Report of Independent Public Accountants
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations
     Selected Financial and Operating Highlights


                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   FREEPORT-McMoRan COPPER & GOLD INC.

                                     By: /s/ Stephen M. Jones
                                         -----------------------
                                         Stephen M. Jones
                                         Vice President and
                                         Chief Financial Officer




Date: March 2, 1994


                         FREEPORT-MCMORAN COPPER & GOLD INC.
                                   BALANCE SHEETS



                                                         December 31,
                                                 ---------------------------
                                                    1993             1992
                                                 ----------       ----------

ASSETS                                                  (In Thousands)
     Current assets:
     Cash and short-term investments             $   13,798      $  371,842
     Accounts receivable:
       Customers                                    122,527         130,587
       Other                                         66,202          20,249
     Inventories:
       Products                                      58,247          13,911
       Materials and supplies                       153,681         118,347
     Prepaid expenses and other                      13,787           6,178
                                                 ----------      ----------
       Total current assets                         428,242         661,114
                                                 ----------      ----------
     Property, plant and equipment                2,172,222       1,443,939
     Less accumulated depreciation                  525,619         450,527
     and amortization                            ----------      ----------
       Net property, plant and                    1,646,603         993,412
     equipment                                   ----------      ----------
     Other assets                                    41,808          39,479
                                                 ----------      ----------
     Total assets                                $2,116,653      $1,694,005
                                                 ==========      ==========

     LIABILITIES AND STOCKHOLDERS'
     EQUITY
     Current liabilities:
     Accounts payable and accrued                $  218,083      $   88,876
     liabilities
     Current portion of long-term debt and
       short-term borrowings                         48,791          78,571
     Accrued income and other taxes                  20,865           1,129
                                                 ----------      ----------
       Total current liabilities                    287,739         168,576
     Long-term debt, less current                   211,868         645,012
     portion
     Accrued postretirement benefits and
       other liabilities                            188,165          15,558
     Deferred income taxes                          201,553         196,953
     Minority interest                               46,781          21,449
     Mandatory redeemable gold-denominated
       preferred stock                              232,620            -
     Stockholders' equity:
     Special preference stock                       224,400         224,400
     Step-Up preferred stock                        350,000            -
     Class A common stock, par value                  5,802           5,318
     $.10
     Class B common stock, par value                 14,213          14,213
     $.10
     Capital in excess of par value                 334,166         353,697
     of common stock
     Cumulative foreign translation                (10,012)            -
     adjustment
     Retained earnings                               29,358          48,829
                                                 ----------      ----------
                                                    947,927         646,457
                                                 ----------      ----------
     Total liabilities and
     stockholders' equity                        $2,116,653      $1,694,005
                                                 ==========      ==========


     The accompanying notes are an integral part of these financial statements.






                            FREEPORT-MCMORAN COPPER & GOLD INC.
                                   STATEMENTS OF INCOME

                                          Years Ended December 31,
                                        ---------------------------
                                         1993      1992       1991
                                       --------   --------  --------
                                             (In Thousands,
                                         Except Per Share Amounts)

Revenues                               $925,932  $714,315  $467,522
Cost of sales:
Site production and delivery            558,253   308,948   204,353
Depreciation and amortization            67,906    48,272    38,397
                                       --------  --------  --------
  Total cost of sales                   626,159   357,220   242,750
Exploration expenses                     33,748    12,185     6,502
Provision for restructuring              50,880      -         -
and valuation of assets
General and administrative               75,727    68,481    40,550
expenses                               --------  --------  --------

  Total costs and expenses              786,514   437,886   289,802
                                       --------  --------  --------
Operating income                        139,418   276,429   177,720
Interest expense, net                   (15,327)  (18,897)  (21,451)
Other income (expense), net              (2,216)    7,162     3,477
                                       --------  --------  --------
Income before income taxes and          121,875   264,694   159,746
minority interest
Provision for income taxes              (63,677) (103,726)  (45,585)
Minority interest                        (7,382)  (31,075)  (12,199)
                                       --------  --------  --------
Income before change in                  50,816   129,893   101,962
accounting principle
Cumulative effect of change in
  accountting principle, net of
  taxes and minority interest              -         -       (5,803)
                                       --------  --------  --------
Net income                               50,816   129,893    96,159
Preferred dividends                     (28,954)   (7,025)     -
                                       --------  --------  --------
Net income applicable to               $ 21,862  $122,868  $ 96,159
common stock                           ========  ========  ========

Net income per share of common stock:
  Before change in accounting              $.11      $.66      $.56
principle
  Cumulative effect of change                -        -        (.03)
in accounting principle                    ----      ----      ----
                                           $.11      $.66      $.53
                                           ====      ====      ====
Average common shares                   197,929   187,343   182,130
outstanding                             =======   =======   =======

Dividends per common share                 $.60      $.60      $.55
                                           ====      ====      ====

The accompanying notes are an integral part of these financial statements.








                            FREEPORT-MCMORAN COPPER & GOLD INC.
                                  STATEMENTS OF CASH FLOW



                                                             Years Ended December 31,
                                                      ----------------------------------
                                                        1993       1992           1991
                                                      --------   --------       --------
                                                               (In Thousands)
Cash flow from operating activities:
Net income                                            $ 50,816   $129,893       $ 96,159
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Cumulative effect of change in accounting principle     -          -             5,803
  Depreciation and amortization                         67,906     48,272         38,397
  Provision for restructuring and valuation
    of assets, net of payments                          29,836       -              -
  Deferred income taxes                                  4,600     52,154         17,052
  Amortization of discount on zero coupon
    exchangeable notes                                  10,844     17,297          9,162
  Minority interest's share of net income                7,382     31,075         12,199
  (Increase) decrease in working capital,
    net of effect of acquisition:
    Amount due from FTX                                   -        20,000       (20,000)
    Accounts receivable                                (16,904)   (77,448)      (24,647)
    Inventories                                        (41,669)   (10,644)      (50,086)
    Prepaid expenses and other                         (10,503)    (4,157)         (939)
    Accounts payable and accrued liabilities            30,292     44,035          (794)
    Accrued income and other taxes                      19,736      1,129        (9,988)
  Other                                                  6,209        963          1,554
                                                      --------   --------      ---------
Net cash provided by operating activities              158,545    252,569         73,872
                                                      --------   --------      ---------
Cash flow from investing activities:
Capital expenditures                                  (453,122)  (367,842)      (239,954)
Purchase of indirect interest in PT-FI                    -      (211,892)           -
Acquisition of RTM, net of cash acquired               (10,390)      -               -
                                                      --------   --------       ---------
Net cash used in investing activities                 (463,512)  (579,734)      (239,954)
                                                      --------   --------       ---------
Cash flow from financing activities:
Cash dividends paid:
  Common stock                                        (118,575)  (111,365)      (100,171)
  Preferred stock                                      (22,981)    (4,407)           -
  Minority interest                                    (19,143)   (15,643)        (8,945)
Conversion of zero coupon exchangeable notes             -         (7,848)           -
Proceeds from debt                                     397,971    153,000        103,000
Repayment of debt                                     (931,439)      -           (10,000)
Net proceeds from infrastructure financing              80,000       -               -
Net proceeds from sale of:
  Step-Up preferred stock                              340,700       -               -
  Gold-denominated preferred stock                     220,390       -               -
  Class A common stock                                    -       174,142            -
  Special preference stock                                -       217,867            -
  Subsidiary interest                                     -       212,485            -
  Zero coupon exchangeable notes                          -          -           218,560
                                                      --------   --------      ---------
Net cash provided by (used in) financing activities    (53,077)   618,231        202,444
Net increase (decrease) in cash and                   --------   --------      ---------
  short-term investments                              (358,044)   291,066         36,362
Cash and short-term investments at beginning of year   371,842     80,776         44,414
                                                      --------   --------      ---------
Cash and short-term investments at end of year        $ 13,798   $371,842       $ 80,776
                                                      ========   ========      =========
Interest paid                                         $ 29,122   $ 22,581       $ 32,482
                                                      ========   ========      =========
Income taxes paid                                     $ 39,314   $ 50,029       $ 38,521
                                                      ========   ========      =========

The  accompanying notes, which include information in Notes  2, 3, and 7 regarding noncash transactions, are an integral part of these financial statements.


                            FREEPORT-MCMORAN COPPER & GOLD INC.
                            STATEMENTS OF STOCKHOLDERS' EQUITY


                                                   Years Ended December 31,
                                                 ----------------------------
                                                   1993      1992      1991
                                                 --------  --------  --------
                                                        (In Thousands)

Special Preference Stock:
Balance at beginning of year                     $224,400  $   -     $   -
Sale of shares to the public                         -      224,400      -
                                                 --------  --------  --------
  Balance at end of year                          224,400   224,400      -
                                                 --------  --------  --------
Step-Up Preferred Stock:
Sale of shares to the public                      350,000      -         -
                                                 --------  --------  --------
Class A common stock:
Balance at beginning of year                        5,318     2,000     2,000
Two-for-one stock split                              -        2,000      -
Sale of shares to the public                         -          863      -
Conversion of zero coupon exchangeable notes          484       455      -
                                                 --------  --------  --------
  Balance at end of year                            5,802     5,318     2,000
                                                 --------  --------  --------
Class B common stock:
Balance at beginning of year                       14,213     7,106     7,106
Two-for-one stock split                              -        7,107      -
                                                 --------  --------  --------
  Balance at end of year                           14,213    14,213     7,106
Capital in excess of par value of common stock:  --------  --------  --------
Balance at beginning of year                      353,697   163,439   167,451
Issuance cost of Mandatory Redeemable Gold-
  Denominated and Step-Up Preferred Stock         (21,530)     -         -
Sale of Class A and Special Preference Stock         -      166,746      -
Conversion of zero coupon exchangeable notes       79,241    69,945      -
Two-for-one stock split                              -       (9,107)     -
Cash dividends on common stock                    (65,587)  (37,326)   (4,012)
Dividends on preferred stocks                     (11,655)     -         -
                                                 --------  --------  --------
  Balance at end of year                          334,166   353,697   163,439
Cumulative foreign translation adjustment:       --------  --------  --------
Current year adjustment                           (10,012)     -         -
Retained earnings:                               --------  --------  --------
Balance at beginning of year                       48,829      -         -
Net income                                         50,816   129,893    96,159
Cash dividends on common stock                    (52,988)  (74,039)  (96,159)
Dividends on preferred stocks                     (17,299)   (7,025)     -
                                                 --------  --------  --------
  Balance at end of year                           29,358    48,829      -
                                                 --------  --------  --------
Total stockholders' equity                       $947,927  $646,457  $172,545
                                                 ========  ========  ========

The accompanying notes are an integral part of these financial statements.


                     FREEPORT-McMoRan COPPER & GOLD INC.
                       NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation. The consolidated financial statements of Freeport-McMoRan Copper & Gold Inc. (FCX or the Company) include its majority-owned subsidiaries, including P.T. Freeport Indonesia Company (PT-FI) and Rio Tinto Minera, S.A. (RTM). Reclassifications were made to prior year financial statements to conform to the 1993 presentation. All significant intercompany transactions have been eliminated.

Cash and Short-Term Investments. The Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. PT-FI and RTM cash is not available to FCX until cash dividends are paid to FCX. At December 31, 1993, PT-FI's net assets totaled $184.3 million, including $24.6 million of retained earnings. On January 5, 1994, PT-FI declared a $42.1 million dividend of which $36.1 million was due to FCX. At December 31, 1993, RTM's net assets totaled $40.2 million. RTM is not expected to pay a dividend to FCX in the near future.

Inventories. Inventories are generally stated at the lower of cost or market. PT-FI uses the average cost method and RTM uses the first-in, first-out (FIFO) cost method.

Property, Plant and Equipment. Property, plant and equipment is carried at cost. Mineral exploration costs are expensed as incurred, except in the year the property is deemed to contain a viable mineral deposit, in which case they are capitalized. Development costs, which includes interest incurred during the construction and development period, are capitalized. Expenditures for replacements and improvements are capitalized. Depreciation expense for mining and milling operations is determined using the unit-of-production method based on estimates of recoverable reserves. Other assets, including RTM's smelter, are depreciated on a straight-line basis over estimated useful lives of 15 to 20 years for buildings and 3 to 25 years for machinery and equipment.

Hedging. PT-FI has a price protection program for virtually all of its estimated copper sales to be priced in 1994 at an average floor price of $.90 per pound, while allowing full benefit from prices above that amount. The cost of this program ($6.0 million at December 31, 1993) is included in product inventories and will be amortized during 1994. Based on an average 1994 forward market price of approximately $.82 per pound of copper (December 31, 1993 forward prices per London Metal Exchange, LME), the market value of these contracts is approximately $56 million. The contracts are with a diversified group of financially strong counterparties.

     RTM has forward contracts for approximately 61 percent of its estimated 1994 gold production at $383.80 per ounce and 38 percent of its estimated 1995 gold production at $394.80 per ounce. RTM has also hedged approximately 53 percent and 38 percent of its estimated 1994 and 1995 silver production at $4.70 and $4.80 per ounce, respectively. Based on a market price of $390.65 per ounce of gold and $5.12 per ounce of silver (December 31, 1993 price per LME), these contracts are in a loss position of approximately $2 million. Additionally, RTM has a policy of eliminating significant exposure to copper price fluctuations by hedging purchases of concentrate at its smelter through the use of forward contracts. At December 31, 1993, RTM sold forward approximately 4.2 million pounds of its concentrate inventory at approximately $.78 per pound of copper.

Concentrate Sales. Revenues associated with PT-FI's sales of metal concentrates are recorded net of royalties, treatment costs, and amortization of the cost of its price protection program. PT-FI's concentrate sales agreements provide for provisional billings based on world metals prices, primarily the LME, with actual settlement generally based on appropriate future metals prices. Revenues, recorded initially using provisional prices, are adjusted using current prices. At December 31, 1993, copper sales totaling 213.4 million pounds remained to be contractually priced at various times in 1994. As a result of PT-FI's price protection program, these pounds are recorded at an average price of $.90 per pound. Gold sales are priced according to individual contract terms.

Foreign Translation Adjustment. The functional currency for RTM is the Spanish peseta. RTM's assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The cumulative results of the translation adjustment are recorded as a separate component of stockholders' equity. Results of operations are translated using the average exchange rates during the period. Gains and losses resulting from foreign currency transactions, which were not material, are included in net income.

Restructuring and Valuation Charges. FCX recognized expense of $50.9 million during 1993 for restructuring the administrative organization (including personnel related costs, the cost to downsize its computing and management information system structure, and a write-off of excess facilities and other miscellaneous assets) of Freeport-McMoRan Inc. (FTX), the parent company of FCX, and reductions in the book carrying value of certain assets to estimated recoverable amounts.

2.  OWNERSHIP IN PT-FI
In January 1991, the Government of Indonesia (the Government) increased its ownership in PT-FI from 8.9 percent to 10 percent by purchasing 2,242 PT-FI shares owned by FCX for $18.1 million. FCX withholds 40 percent of PT-FI dividends on all Government-owned shares until the non-interest bearing receivable ($2.2 million at December 31, 1993) is satisfied.

     In December 1991, FCX exchanged 21,300 shares of PT-FI common stock for a $212.5 million subordinated promissory note from PT-FI, reducing FCX's ownership in PT-FI to approximately 89 percent with the remaining 11 percent being owned by the Government. Interest on the note is due quarterly at a rate equal to the effective rate under PT-FI's amended credit agreement, and principal is payable in twenty equal, quarterly installments beginning January 2000. If interest or principal is in arrears, PT-FI cannot pay dividends on its common stock.

     In December 1991, PT-FI and the Government signed a new contract of work (New COW) which has a 30-year term with two 10-year extensions permitted. Under the New COW, FCX pays the Government a royalty of 1.5 percent to 3.5 percent on the value of copper sold, net of delivery costs and treatment and refining charges, and a 1 percent royalty on the sales value of gold and silver ($9.5 million in 1993, $15.7 million in 1992, and $10.5 million in 1991). The New COW required FCX to increase the ownership by Indonesian entities in PT-FI to 20 percent, which was achieved through the sale of 10 percent (21,300 shares) of PT-FI common stock to an entity owned by Indonesian investors on December 31, 1991.

     In December 1992, FCX purchased 49 percent (10.5 million shares) of the capital stock of the publicly traded Indonesian entity which owned the 10 percent of PT-FI sold in 1991. In December 1993, PT-FI issued 8,321 shares of its stock to FCX in exchange for the conversion of certain notes (Note 7). FCX's direct ownership in PT-FI totaled 80.8 percent and 80.0 percent at December 31, 1993 and 1992, respectively. In 1994, PT-FI issued an additional 6,169 shares of its stock to FCX for conversion of the remaining notes, increasing FCX's direct ownership in PT-FI to 81.3 percent.

     Each transaction discussed above used the fair market value of FCX Class A common stock at the time of the agreements as the basis to calculate the purchase and sale prices.

3.  ACQUISITION OF RTM
In March 1993, FCX acquired a 65 percent interest in RTM, which operates a copper smelter and a gold mine with an estimated remaining life of fewer than four years, by investing approximately $50 million, excluding transaction costs, to be used by RTM for working capital requirements and capital expenditures, including funding a portion of the costs of the expansion of its smelter production capacity from its current 150,000 metric tons of metal per year to 180,000 metric tons of metal per year by mid-1995. In December 1993, RTM redeemed the remaining 35 percent interest for approximately $19 million. Selected balance sheet information reflecting the allocation of the purchase price to the assets and liabilities acquired is as follows (in thousands):

Current assets                                                  $101,454
Current liabilities                                             (158,445)
Property, plant and equipment, net                               277,170
Other assets                                                       5,358
Long-term debt                                                   (38,941)
Accrued postretirement benefits and                             (176,206)
other liabilities                                               --------
Net cash investment                                             $ 10,390
                                                                ========

    Unaudited pro forma data giving effect to the purchase of RTM as if it had been acquired on January 1 of each year is as follows:

                                                      Years Ended December 31,
                                                     -------------------------
                                                        1993           1992
                                                     ----------    -----------
Revenues (000s)                                      $1,024,097     $1,176,612
Operating income (000s)                                 136,966        267,951
Net income (000s)                                        12,724         96,760
Net income per share                                        .06            .52



    The pro forma results are not necessarily indicative of the actual results that would have been achieved nor are they indicative of future results.


4.  REDEEMABLE PREFERRED STOCK
In August 1993, FCX sold publicly 6.0 million depositary shares representing 300,000 shares of its Gold-Denominated Preferred Stock. Each depositary share has a cumulative quarterly cash dividend equal to the value of 0.000875 ounces of gold and is subject to mandatory cash redemption in August 2003 for the value of 0.1 ounces of gold. The depositary shares are recorded at their offering price and are being reflected as a hedge of future gold sales for accounting purposes. The net proceeds from this offering ($220.4 million) were loaned to PT-FI in the form of a Gold Production Payment Loan, requiring quarterly production payments of 6,176 ounces of refined gold bullion or the dollar equivalent thereof. Based on the December 31, 1993 closing market price, these depositary shares had a market value of $258.0 million.

    In January 1994, FCX sold publicly 4.3 million depositary shares representing 215,279 shares of its Gold-Denominated Preferred Stock, Series
II. Each depositary share has a cumulative quarterly cash dividend equal to the value of 0.0008125 ounces of gold and is subject to mandatory cash redemption in February 2006 for the value of 0.1 ounces of gold. The net proceeds from this offering ($158.5 million) were loaned to PT-FI under terms similar to the Gold Production Payment Loan discussed above.

5.  STOCKHOLDERS' EQUITY
FCX has 312.0 million authorized shares of capital stock consisting of 110.0 million of Special stock, 200.0 million of Class B common stock, and 2.0 million of Preferred stock.

SPECIAL AND PREFERRED STOCK. At December 31, 1993, there were 84.4 million shares of Special stock issued and outstanding, 58.0 million as Class A common stock and 26.4 million as Special Preference Stock.

    In July 1992, FCX sold publicly 8.6 million shares of its Class A common stock and 9.0 million depositary shares. Each depositary share represents 2-16/17 shares of its 7% Convertible Exchangeable Special Preference Stock (Special Preference Stock), has a cumulative annual cash dividend of $1.75 (payable quarterly) and a $25 liquidation preference, and is convertible at the option of the holder into approximately 1.009 shares of FCX Class A common stock (equivalent to a conversion price of $24.77 per share of FCX Class A common stock). Beginning August 1, 1995, FCX may redeem these depositary shares for cash at $26.225 per share (declining ratably to $25 per share in March 2002) plus accrued and unpaid dividends. A portion of the proceeds were used to purchase the 49 percent interest in the publicly traded Indonesian entity which owned a 10 percent interest in PT-FI and $145.7 million, net of $4.3 million of expenses, was loaned to PT-FI in January 1993, in exchange for an 8.235% Convertible Subordinated Debenture due August 1, 2007.

    In July 1993, FCX sold publicly 14.0 million depositary shares representing 700,000 shares of its Step-Up Convertible Preferred Stock (Step-Up Preferred Stock). Each depositary share has a cumulative annual cash dividend of $1.25 through August 1, 1996 and thereafter $1.75 (payable quarterly) and a $25 liquidation preference, and is convertible at the option of the holder into approximately 0.826 shares of FCX Class A common stock (equivalent to a conversion price of $30.28 per share of FCX Class A common stock). From
August 1, 1996 and prior to August 1, 1999, FCX may redeem these depositary shares for approximately 0.826 shares of FCX Class A common stock per depositary share if the market price of FCX Class A common stock exceeds certain specified levels. Thereafter, FCX may redeem these depositary shares at $25 per share (payable in FCX Class A common stock, cash or a combination of both, at FCX's option) plus accrued and unpaid dividends. The net proceeds from this offering ($341.3 million) were loaned to PT-FI in the form of a Step-Up Perpetual Convertible Subordinated Debenture bearing interest at the rate of 5.88 percent per annum through August 1, 1996 and 8.235 percent thereafter on the unpaid principal amount.

6.  INCOME TAXES
FCX records income taxes pursuant to Statement of Financial Accounting Standards No. 109. Substantially all temporary differences relate to property, plant and equipment. FCX has provided a valuation allowance for all tax credit carryforwards ($29.5 million) as these would only be utilized should FCX be required to pay regular U.S. tax, which FCX views as unlikely because Indonesian taxes exceed U.S. taxes. In addition, RTM, which is subject to a separate tax jurisdiction (Spain), has net operating loss carryforwards totaling approximately $108 million ($91 million pre-acquisition) which expire from 1994 to 1998. FCX has provided a valuation allowance for the full amount of these carryforwards as RTM has not generated taxable income in recent years.

    The provision for income taxes consists of the following:

                                                    Years Ended December 31,
                                                ------------------------------
                                                  1993       1992        1991
                                                -------    --------    -------
                                                       (In Thousands)

Current income taxes:
   Indonesian                                  $54,994    $ 45,996    $20,198
   United States                                 3,933       5,376      3,178
   State                                           150         200        150
                                               -------    --------    -------
                                                59,077      51,572     23,526
Deferred income taxes:                         -------    --------    -------
   Indonesian                                    4,600      52,771     43,240
   Adjustment for change in rates under New COW    -            -     (26,465)
   United States                                   -          (617)       277
                                               -------    --------    -------
                                                 4,600      52,154     17,052
Provision for income taxes                     $63,677    $103,726    $40,578
                                               =======    ========    =======

     Reconciliations of the differences between income taxes computed at the contractual Indonesian tax rate and income taxes recorded are as follows:


                                                 Years Ended December 31,
                                 -----------------------------------------------------------
                                         1993                1992                 1991
                                 -------------------   -----------------   -----------------
                                            Percent             Percent             Percent
                                           of Income           of Income           of Income
                                             Before              Before              Before
                                             Income              Income              Income
                                 Amount      Taxes     Amount    Taxes     Amount    Taxes
                                 -------------------   -----------------   -----------------
                                                 (Dollar Amounts In Thousands)

Income taxes computed at
  contractual Indonesian rate    $42,656      35%      $ 92,643    35%     $62,342     42%
Indonesian tax withheld on:
  Dividend payments               19,765      16         11,732     4         -         -
  Interest payments                4,170       3           -        -         -         -
Increase (decrease) attributable
to:
  Adjustment for change in rates
    under New COW                   -          -           -        -      (26,465)    (18)
  Intercompany interest expense  (18,645)    (15)          -        -         -         -

  RTM net loss                     5,500       5           -        -         -         -
  United States tax                4,083       3         5,302      2        3,370       2
  Other, net                       6,148       5        (5,951)    (2)       1,331       1
                                 -------      ---     --------     ---     -------      ---
Provision for income taxes       $63,677      52%     $103,726     39%     $40,578      27%
                                 =======      ===     ========     ===     =======      ===



7.  LONG-TERM DEBT

                                                                    December 31,
                                                                ---------------------
                                                                  1993         1992
                                                                -------      --------
                                                                    (In Thousands)
PT-FI revolver, average rate 4.4% in 1993 and 5.1% in 1992      $ 13,000     $550,000
Zero coupon exchangeable notes                                   102,039      173,583
ALatieF joint venture bank loan (Note 10)                         60,000         -
Note payable to FTX, average rate 4.2%                            12,270         -
RTM gold and silver denominated loans, average rate 1.3%          39,284         -
RTM bank loan                                                      2,374         -
RTM short-term borrowings, average rate 11%                       31,692         -
                                                                --------     --------
                                                                 260,659      723,583
Less current portion and short-term borrowings                    48,791       78,571
                                                                --------     --------
                                                                $211,868     $645,012
                                                                ========     ========

   PT-FI amended its $550.0 million credit agreement in June 1993. The amended credit agreement (the Credit Agreement), guaranteed by FCX and FTX, is structured as a three year revolving line of credit followed by a 3 1/2 year reducing revolver. The Credit Agreement is part of an $800.0 million committed credit facility available to FTX and its subsidiaries including PT-FI, and is subject to a borrowing base, redetermined annually by the banks, which establishes maximum consolidated debt for FTX and its subsidiaries, including PT-FI. PT-FI's limit under the facility is $550.0 million subject to the borrowing base discussed above. Interest is variable and commitment fees are payable at 0.38 percent per annum on the average daily unused commitment. The Credit Agreement provides for working capital requirements, specified coverage of fixed charges, and restrictions on other borrowings. PT-FI assigned its existing and future sales contracts and pledged its rights under the New COW and its accounts receivables and other assets as security for its borrowings under the Credit Agreement. As of December 31, 1993, $547.5 million was available under the current borrowing base and $412.0 million of borrowings were unused under the credit facility. To the extent FTX and its other subsidiaries incur additional debt, the amount available to PT-FI under the Credit Agreement may be reduced.

   In July 1991, FCX sold $1.035 billion face amount of subordinated Zero Coupon Exchangeable Notes (the Notes). The net proceeds were loaned to PT-FI under similar terms. The remaining Notes outstanding were redeemed in January 1994. Notes with a face amount of $386.0 million, $322.6 million and $326.4 million were presented for exchange in 1994, 1993, and 1992, respectively, for which FCX issued 5.8 million, 4.8 million, and 4.5 million shares of Class A common stock, and the Company paid $.3 million in 1994 and $7.9 million in 1992. As a result of the issuance by FCX of its Class A common stock, PT-FI issued 14,490 shares of its stock to FCX. Had the Company called the Notes for redemption on January 1, 1993, net income would have been $.10 per common share for 1993.

   In 1993, FCX borrowed funds from FTX for the acquisition of RTM and $12.3 million was outstanding at December 31, 1993. Interest accrues at a rate equal to the effective rate under the Credit Agreement and was $.2 million in 1993.

   RTM's gold and silver loans are payable with 107,800 ounces of gold (9,200 ounces payable quarterly) and 953,100 ounces of silver (105,900 ounces payable quarterly), and are carried at the market price of gold ($331.70 per ounce) and silver ($3.70 per ounce) at the date of FCX's acquisition. The loans are accounted for as a hedge. Interest is calculated on the outstanding ounces at the current prices on the date of payment. Based on the December 31, 1993 LME quotes for gold and silver, the market value of this debt was approximately $47 million.

   RTM also has several short-term credit facilities with banks. The stated rates of interest on these loans range from 3.7 percent to 13 percent. RTM has pledged certain of its assets as security for these loans.

   The minimum principal payments for debt scheduled for each of the five succeeding years based on the amounts outstanding at December 31, 1993, assuming the terms of the Credit Agreement are not extended and the note to FTX is repaid by borrowing from the Credit Agreement, are $48.8 million in 1994, $18.8 million in 1995, $15.0 million in 1996, $13.5 million in 1997, and $55.2 million in 1998.

   The Company has an interest rate exchange agreement resulting in a fixed rate of 8.3 percent on $85.7 million of financing at December 31, 1993, reducing $14.3 million annually through December 1999. Based on market conditions at December 31, 1993, unwinding this interest swap would cost an estimated $8.3 million.

   Capitalized interest totaled $24.5 million in 1993, $24 million in 1992, and $18.3 million in 1991.


8.  MAJOR CUSTOMERS
Historically, most of PT-FI's sales have been made under long-term contracts. The following table details the percentage of total product sold by PT-FI to its customers:


                                                 Years Ended December 31,
                                                 -----------------------
                                                   1993   1992   1991
                                                   ----   ----   ----
Long-term contracts
      Japanese companies                           44%    34%    36%
      Swiss firm                                   13     13     17
      German firm                                   7      7     11
      Other                                        35     12     12
    Spot sales                                      1     34     24


     The contract with a group of Japanese companies extends through December 31, 2000, whereas the contracts with the Swiss and German firms extend through December 31, 1995 and 1994, respectively.
Certain terms of these long-term contracts are negotiated annually. There are several other long-term agreements in place, each accounting for less than 10 percent of 1993 sales. During 1993, PT-FI supplied RTM with approximately 90,000 metric tons of copper concentrate and is expected to supply approximately 150,000 metric tons in 1994, providing for approximately 20 percent and 33 percent, respectively, of RTM's requirements in those years. Beginning in 1996, PT-FI is expected to provide RTM with approximately one-half of its copper concentrate requirements.

     RTM's customers are located primarily in Spain and European Union countries, none of which accounted for over 10 percent of the Company's total revenues.

9.  TRANSACTIONS WITH FTX AND EMPLOYEE BENEFITS
Management Services Agreement. FTX furnishes general executive, administrative, financial, accounting, legal, and certain other services to the Company under a management services agreement terminable by either party on December 31 in any year, upon six months written notice. These costs, which include related overhead, are non-interest bearing, reimbursed monthly and totaled $57.9 million in 1993 (excluding restructuring costs), $44.9 million in 1992, and $33.4 million in 1991.

Pension Plans. Substantially all the employees seconded to the Company from FTX are covered by FTX's defined benefit plan for salaried employees. The accumulated benefits and plan assets are not determined separately from FTX and amounts allocated to FCX under this plan have not been material.
As of December 31, 1993, FTX's accumulated benefit obligation under the plan was fully funded.

     PT-FI has a defined benefit plan covering substantially all of its Indonesian national employees which is funded through cash payments to retirees at the date of retirement. Benefits are based on years of service and level of compensation. It is anticipated that in order to comply with new Indonesian pension laws, certain amendments to the plan will be made in 1994 which will affect future benefits provided and funding requirements. These amendments are not expected to have a material effect on the financial statements. The actuarial present value of the accumulated benefit obligation, determined by the projected credit method, was fully accrued at December 31, 1993, and amounted to $6.0 million. The projected benefit obligation at December 31, 1993, was $11.9 million assuming a discount rate of 11 percent and an annual increase in future compensation levels of 9 percent. The pension expense for each of the three years in the period ended December 31, 1993, was not material.

     RTM has a contractual obligation to supplement the amounts paid to retired employees. Based on an assumed discount rate of 8 percent, the liability accrued for such payments totaled $79.4 million at December 31, 1993 ($76.6 million for retirees and $2.8 million for current employees). Since the initial acquisition, RTM has recorded expense of $5.2 million compared with cash payments of $8.0 million. This obligation is unfunded.

Other Postretirement Benefits. FTX provides certain health care and life insurance benefits for retired employees, including employees seconded to FCX. Effective January 1, 1991, FCX adopted Statement of Financial Accounting Standards No. 106 (FAS 106) requiring current accrual for postretirement benefits other than pensions, recording an $11.4 million charge as the cumulative effect of the accounting change. The FAS 106 expense totaled $1.1 million in 1993 ($.2 million for service cost and $.9 million in interest for prior period services), $1.3 million in 1992 ($.3 million for service cost and $1.0 million in interest for prior period services), and $1.3 million in 1991 ($.4 million for service cost and $.9 million in interest for prior period services). Summary information of the plan is as follows:

                                                  December 31,
                                             --------------------
                                               1993        1992
                                             ---------   --------
                                                (In Thousands)




Actuarial present value of accumulated
  postretirement obligation:
  Retirees                                    $ 9,953     $ 8,604
  Fully eligible active plan  participants      1,312       2,077

  Other active plan participants                1,747       1,981
                                              -------     -------
Total accumulated postretirement               13,012      12,662
obligation
Unrecognized net loss                            (668)       (575)
                                              -------     -------
Accrued postretirement benefit cost           $12,344     $12,087
                                              =======     =======

    In determining the FAS 106 amounts, FTX used an initial health care cost trend rate of 11.5 percent for 1993 (12 percent for 1992), decreasing 1/2 percent per year until reaching 6 percent. A 1 percent increase in the trend rate would increase the FAS 106 amounts by approximately 10 percent. The discount rate used was 7 percent in 1993 and 8.5 percent in 1992. FCX anticipates funding these costs, in addition to the annual cash costs, over the expected life of its mineral reserves. FTX has the right to modify or terminate these benefits.

10.  COMMITMENTS AND CONTINGENCIES
ENVIRONMENTAL. PT-FI believes it is in compliance with all applicable Indonesian environmental laws, rules and regulations. Based on current Indonesian environmental regulations, eventual mine closure and reclamation costs, at the mine in Irian Jaya, is not expected to be material.

    RTM's capital expenditures for 1994 are expected to include approximately $18 million to modify its sulphuric acid plants, including expanding their capacity, to comply with certain environmental standards in Spain. Additionally, at December 31, 1993 the Company had an accrual of $10.3 million related to RTM's impending mine closure and the eventual closure of its smelter.

LONG-TERM CONTRACTS AND OPERATING LEASES. At December 31, 1993, RTM had purchase commitments totaling $25.6 million related to the expansion of its smelter. In addition, it had commitments to purchase concentrate from third parties (excluding PT-FI) of 305,000 metric tons in 1994, 295,000 metric tons in 1995, 260,000 metric tons in 1996, 140,000 metric tons in 1997, and a total of 580,000 metric tons from 1998-2002, at then market prices.

    FCX's minimum annual contractual charges under noncancellable long-term contracts and operating leases which expire during the period 1994 to 2000, totals $35.4 million, with $11.8 million in 1994, $8.3 million in 1995, $6.1 million in 1996, $4.2 million in 1997 and $3.8 million in 1998. Total rental expense under long-term contracts and operating leases amounted to $15.4 million, $3.9 million, and $3.3 million in 1993, 1992, and 1991, respectively.

INFRASTRUCTURE ASSETS SALES. During 1993, the Company entered into a joint venture agreement with P.T. ALatieF Nusakarya Corporation (ALatieF), an Indonesian investor, which provides for the sale of certain portions of the to-be-constructed infrastructure assets and certain existing assets by PT-FI to a joint venture or ventures (the ALatieF Joint Venture) owned one-third by PT-FI and two-thirds by ALatieF for total consideration of $270.0 million. The acquired assets will be made available to PT-FI and its employees and designees under arrangements which will provide the ALatieF Joint Venture with a guaranteed minimum rate of return on its investment. Funding of the ALatieF Joint Venture is expected to be provided by $90.0 million in equity contributions from the ALatieF Joint Venture partners and $180.0 million in debt financing, which is expected to be guaranteed by PT-FI, FCX or both. The sale of the first group of assets to the ALatieF Joint Venture was completed in December 1993 for a price of $90.0 million.
The sale was partially financed with a $60.0 million medium term loan facility which is guaranteed by PT-FI (Note 7). The variable rate loan has a 5 percent per year amortization with a balloon payment after five years.
The ALatieF Joint Venture is consolidated and no gain or loss was recorded on the sale. The sales which are anticipated for 1994 and later are subject to the execution of definitive agreements and certain Government approvals.

    In December 1993, PT-FI announced the execution of a Letter of Intent with Duke Energy Corporation (Duke Energy), a wholly owned affiliate of Duke Power Company, and PowerLink Corporation (PowerLink), a subsidiary of Northstar Energy Corporation, pursuant to which PT-FI would sell its existing and to-be-constructed power generation and transmission assets and certain other power-related assets to a joint venture (the Power Joint
Venture) whose ownership consists of Duke Energy (30 percent), PowerLink
(30 percent), PT-FI (30 percent) and an Indonesian investor (10 percent).
The total value of the transaction is estimated at $200 million and is expected to be concluded in two phases. The first sale, representing the existing assets, is expected to exceed $100 million and to occur in mid-
1994. The final sale, representing the to-be-constructed expansion-related assets, is expected to occur during the first half of 1995. Under the agreement, the Power Joint Venture will own these assets and be responsible for providing the electrical power services required by PT-FI at its mining, milling and support operations in Irian Jaya, Indonesia, including the power services required for the expansion of ore throughput to 115,000 metric tons of ore milled per day. The transaction is subject to the execution of definitive agreements between PT-FI and the Power Joint Venture, financing, and certain Government approvals.

    PT-FI is proceeding with plans to sell other non-operating assets under terms whereby the purchaser will operate the assets and provide services to PT-FI and its employees and designees.

11.  MINERAL RESERVES (UNAUDITED)
The Company's estimated proved and probable mineral reserves were as follows:

                                            Average Ore Grade Per Ton                 Payable Content
                                         ----------------------------------    ------------------------------
Year-End        Ore           Copper           Gold              Silver          Copper    Gold      Silver
- --------   ------------      -------     ----------------   ---------------    --------- ---------  ---------
           (Metric Tons)       (%)       (Grams)  (Ounce)   (Grams)  (Ounce)   (Billion  (Millions  (Millions
                                                                                of Lbs.)  of Ozs.)   of Ozs.)
PT-FI
1989       256,400,000         1.64        1.24     .040     5.23     .168      8.3       8.1        27.2
1990       445,741,000         1.59        1.71     .055     4.60     .148     13.9      19.5        34.7
1991       768,045,000         1.45        1.66     .053     3.86     .124     21.8      32.4        50.0
1992       733,173,000         1.47        1.72     .055     3.87     .124     20.9      32.1        44.7
1993     1,074,100,000         1.31        1.47     .047     4.04     .130     26.8      39.1        76.7

RTM
1993        12,700,000           -         1.03     .033    50.45    1.622      -         0.4         8.5

12.  SUMMARIZED QUARTERLY FINANCIAL INFORMATION (Unaudited)

                                                  Net Income (Loss)
                                 Operating          Applicable to        Net Income (Loss)
                  Revenues      Income (Loss)       Common Stock             Per Share
                 ---------      ------------      -----------------      -----------------
1993
1st Quarter       $133,515       $ 24,587              $ 4,159                $.02
2nd Quartera,b     214,710        (33,114)             (30,843)               (.16)
3rd Quarter a      261,827         59,462               19,188                 .10
4th Quarter        315,880         88,483               29,358                 .15
                  --------       --------              -------
                  $925,932       $139,418              $21,862                 .11
                  ========       ========              =======

1992
1st Quarter       $106,749       $ 35,212              $17,312                $.10
2nd Quarter        241,684        109,261               49,716                 .27
3rd Quarter        157,114         58,658               23,379                 .12
4th Quarter        208,768         73,298               32,461                 .17
                  --------       --------              -------
                  $714,315       $276,429             $122,868                 .66
                  ========       ========              =======

a. FCX previously reported its investment in RTM using the equity method of accounting because FCX anticipated reducing its interest below 50 percent within one year of the initial investment in RTM. FCX is now considering alternative forms of financing; accordingly, the above operating results were restated to reflect the RTM investment on a fully consolidated basis.

b. Includes charges totaling $47.5 million ($26.8 million to net income, or $.14 per share) related to restructuring the administrative organization at FTX, and reductions in the book carrying value of certain assets to estimated recoverable amounts.

                           FREEPORT-McMoRan COPPER & GOLD INC.
                                  REPORT OF MANAGEMENT

Freeport-McMoRan Copper & Gold Inc. (the Company) is responsible for the preparation of the financial statements and all other information contained in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's informed judgments and estimates.

     The Company maintains a system of internal accounting controls designed to provide reasonable assurance at reasonable costs that assets are safeguarded against loss or unauthorized use, and that transactions are executed in accordance with management's authorization and recorded and summarized properly. The system is tested and evaluated on a regular basis by the Company's internal auditors. In accordance with generally accepted auditing standards, the Company's independent public accountants have developed an overall understanding of our accounting and financial controls and have conducted other tests as they consider necessary to support their opinion on the financial statements.

     The Board of Directors, through its Audit Committee composed solely of non-employee directors, is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of internal controls. The independent public accountants and internal auditors meet regularly with, and have access to, this committee, with and without management present, to discuss the results of their audit work.

George A. Mealey                                  Stephen M. Jones
President and                                     Vice President and
Chief Executive Officer                           Chief Financial Officer

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF FREEPORT-McMoRan COPPER & GOLD INC.: We have audited the accompanying balance sheets of Freeport-McMoRan Copper & Gold Inc. (the Company), a Delaware Corporation, as of December 31, 1993 and 1992, and the related statements of income, cash flow and stockholders' equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1993 and 1992 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 9 to the financial statements, effective January 1, 1991, the Company changed its method of accounting for postretirement benefits other than pensions.

New Orleans, Louisiana,                           Arthur Andersen & Co.
  January 25, 1994

                FREEPORT-McMoRan COPPER & GOLD INC.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

ORE RESERVE ADDITIONS AND ONGOING EXPLORATION PROGRAM
Total estimated proved and probable payable reserves at P.T. Freeport Indonesia Company (PT-FI), Freeport-McMoRan Copper & Gold Inc.'s (FCX or the Company) principal operating unit, have increased since December 31, 1992, by 5.9 billion pounds of copper (a 28 percent increase), 7.0 million ounces of gold (a 22 percent increase), and 32.0 million ounces of silver (a 72 percent increase), bringing PT-FI's total year-end 1993 estimated proved and probable payable reserves to 26.8 billion pounds of copper, 39.1 million ounces of gold and 76.7 million ounces of silver. The increases, net of production during the year, were added primarily at the Grasberg deposit, but also include additions at the Company's underground mine at the DOZ (Deep Ore Zone) deposit and the recently discovered Big Gossan deposit.

     In addition to continued delineation of the Grasberg deposit and other deposits including Big Gossan, PT-FI is proceeding with its ongoing exploration program for mineralization within the original mining area. During 1993, PT-FI initiated helicopter-supported surface drilling of the Wanagon gold/silver/copper prospect, located 1.5 miles northwest of Big Gossan and 2 miles southwest of Grasberg, where seven holes were drilled. Significant copper mineralization has been encountered below the 2,900 meter elevation.

     Preliminary exploration of the new contract of work area (New COW
Area) has indicated numerous promising targets. Extensive stream sediment sampling within the new acreage has generated analytical results which are being evaluated. This sampling program, when coupled with regional mapping completed on the ground and from aerial photographs, has led to the outlining of over 50 exploration targets. PT-FI has also completed a fixed-wing air-magnetometer survey of the entire New COW Area. Detailed follow-up exploration of these anomalies by additional mapping and sampling and through the use of both aerial and ground magnetic surveys is now in progress. Systematic drilling of these targets has already commenced with significant mineralization being discovered at several prospects. Additional drilling is required to determine if any of these are commercially viable. Initial surface and stream sampling began on an additional 2.5 million acres, just north and west of our existing COW area, on which an affiliate has an exploration permit and a pending COW.

1993 RESULTS OF OPERATIONS COMPARED WITH 1992
FCX reported 1993 net income applicable to common stock of $21.9 million ($.11 per share) compared with net income of $122.9 million ($.66 per share) for 1992. Information for 1993 reflects a $15.7 million loss for Rio Tinto Minera, S.A. (RTM) since its acquisition (Note 3). Operating income was lower in 1993 due to a lower gross margin resulting primarily from lower copper realizations; higher exploration expenses; administrative restructuring costs and asset recoverability charges (Note 1); and higher general and administrative costs. Also impacting net income were lower interest expense resulting from reduced debt levels, a higher effective tax rate, and an increase in preferred dividends (Notes 4 and 5).

                A reconciliation of revenues from 1992 to 1993 is presented below (in millions):

                Revenues - 1992                     $714.3
                RTM revenues                         288.4
                Elimination of intercompany sales    (47.7)
                Concentrate:
                  Price realizations:
                    Copper                           (84.7)
                    Gold                              14.7
                  Sales volumes:
                    Copper                            (5.5)
                    Gold                              30.2
                  Treatment charges                   23.6
                  Adjustments to prior year
                    concentrate sales                (13.0)
                  Other                                5.6
                                                    ------
                Revenues - 1993                    $925.9
                                                   ======

     Revenues in 1993 increased as a result of the acquisition of RTM, adding sales of copper cathodes and anodes ($204.9 million), gold bullion ($57.4 million), and other products ($26.1 million). Excluding RTM, revenues declined 4 percent when compared to 1992. Copper price realizations, taking into account PT-FI's $.90 per pound price protection program, were 12 percent lower than in 1992, but gold price realizations were up 6 percent. Although ore production averaged 62,300 metric tons of ore milled per day (MTPD) in 1993 (8 percent higher than in 1992), copper sales volumes decreased slightly from 1992 primarily because of sales from inventory in 1992. Gold sales volumes in 1993 benefited from significantly higher fourth-quarter 1993 gold grades (a 46 percent increase over fourth-quarter 1992 and a 38 percent increase over third-quarter 1993), which are not anticipated to continue in 1994, and an increase in gold recovery rates for the year which improve with higher gold grades. See Selected Financial and Operating Data.

     Revenues also benefited from a decline in treatment charges of 3.4 cents per pound from 1992 resulting from a tightening in the concentrate market, as the industry's inventories were reduced for much of 1993. Additionally, lower copper prices led to lower treatment charges since these charges vary with the price of copper.

     Adjustments to prior year concentrate sales include changes in prices on all metals for prior year open sales as well as the related impact on treatment charges. Open copper sales at the beginning of 1993 were recorded at an average price of $1.04 per pound, but subsequently were adjusted downward as copper prices fell during the year, negatively impacting 1993 revenues. As of December 31, 1993, 213.4 million pounds of copper remained to be contractually priced during future quotational periods. As a result of PT-FI's price protection program, discussed below, these pounds are recorded at $.90 per pound. The copper price on the London Metal Exchange (LME) was $.84 per pound on February 1, 1994.

     In June 1993, two of PT-FI's four mill level ore passes caved, resulting in a blockage of a portion of the ore pass delivery system. The blockage's primary effect was to limit mill throughput to approximately 40,700 MTPD for approximately eight weeks. The impact of the blockage was minimized by using an ore stockpile adjacent to the mill and installing conveyors to alternative ore pass systems. The ore pass blockage has been rectified through the temporary use of alternative delivery systems and by-passes. A permanent delivery system is expected to be in service by mid-1994. The copper recovery rate for 1993 was adversely affected because the ore milled from the stockpile contained higher than normal oxidized copper, which yields lower copper recoveries. The Company's insurance policies are expected to cover the property damage and business interruption claims relative to the blockage.

     PT-FI's unit site production and delivery costs increased slightly from 1992 primarily as a result of costs incurred in connection with the ore pass blockage and an increase in production overhead costs related to expansion activities. Unit cash production costs declined significantly to 31.1 cents per pound in 1993 from 40.7 cents per pound in 1992, benefiting from higher gold and silver credits, lower treatment charges, and reduced royalties primarily due to lower copper prices on which such royalties are based.
PT-FI's depreciation rate increased from 7.4 cents per payable pound during 1992 to 8.3 cents in 1993, reflecting the increased cost relating to the 66,000
MTPD expansion. As a result of the reserve additions discussed earlier, PT-FI's depreciation rate is expected to decrease to 7.5 cents per payable pound for 1994, absent any other significant changes in ore reserves. In addition, FCX is amortizing costs in excess of book value ($2.4 million of amortization in 1993) relating to certain capital stock transactions with PT-FI.
Amortization of these excess costs is expected to be $3.6 million per year starting in 1994.

     Exploration expenditures in Irian Jaya totaled $31.7 million in 1993, compared to $12.2 million in 1992 and are projected to be approximately $35 million in 1994. Exploration expenditures in Spain are expected to be approximately $6 million in 1994.

     FCX's general and administrative expenses increased during 1993 to $75.7 million, including $5.0 million for RTM, from $68.5 million in 1992, primarily because of the additional personnel and facilities needed relative to the expansion at PT-FI and the acquisition of RTM. During 1993, FCX recorded certain charges related to restructuring the administrative organization of Freeport-McMoRan Inc. (FTX), the parent company of FCX, and reductions in the book carrying value of certain assets to estimated recoverable amounts. Substantial cost savings were achieved by the restructuring activities undertaken in 1993. However, further increases in general and administrative expenses are anticipated in conjunction with continuing expansion at PT-FI. General and administrative expenses, including RTM, are currently expected to increase by approximately 25 percent in 1994.

     Interest expense was $15.3 million during 1993 compared with $18.9 million in 1992, excluding $24.5 million and $24.0 million of capitalized interest, respectively.

     The New COW provides a 35 percent corporate income tax rate for PT-FI and a 15 percent withholding tax on interest for debt incurred after the signing of the New COW and on dividends paid to FCX by PT-FI. The additional withholding required on interest and on dividends paid to FCX by PT-FI, and a $15.7 million loss by RTM for which no tax benefit is recorded, results in a 1993 effective tax rate of 52 percent (Note 6).

TRENDS AND OUTLOOK - MARKETING
PT-FI's copper concentrates, which contain significant amounts of payable gold and silver, are sold primarily under long-term sales agreements which accounted for virtually all of PT-FI's 1993 sales. PT-FI has commitments from various parties to purchase virtually all of its estimated 1994 production. Concentrate sales agreements provide for provisional billings based on world metals prices, primarily the LME, generally at the time of loading. As is customary within the industry, sales under these long-term contracts usually "final-price" within a few months of shipment. Certain terms of the long-term contracts, including treatment charges, are negotiated annually on a portion of the tonnage to reflect current market conditions. Treatment charges have declined during 1993 as a result of the tightening in the concentrate market and are expected to remain at or below 1993 levels. RTM has commitments from most of its suppliers for 1994 treatment charge rates in excess of current spot market rates.

     The increased production at PT-FI has required it to market its concentrate globally. Its principal markets include Japan, Asia, Europe and North America. PT-FI's mill throughput is currently forecast to be approximately 67,000 MTPD for 1994 as it continues to integrate new mill equipment for the expansion to 115,000 MTPD. Current estimates for 1994 production are approximately 700 million pounds of copper and 780,000 ounces of gold for PT-FI and 165,000 ounces of gold at RTM. RTM, whose smelter can be expanded, was acquired to provide low-cost smelter capacity for a portion of PT-FI's concentrate and to improve PT-FI's competitive position in marketing concentrate to other parties.

     During 1993, copper prices dropped to their lowest levels since 1987, reflecting lower demand caused by the continuing global recession, but recovered to a level in excess of $.80 per pound. Prices for copper, gold, and silver are influenced by many factors beyond the Company's control and can fluctuate sharply. PT-FI has a price protection program for virtually all of its estimated copper sales to be priced in 1994 at an average floor price of $.90 per payable pound of copper, while allowing full benefit from prices above this amount. Based on projected 1994 PT-FI copper sales of approximately 720 million pounds, a 1 cent per pound change in the average annual copper price received over $.90 per pound would have an approximately $6 million effect on pretax operating income and cash flow. Based on projected 1994 gold sales of approximately 800,000 ounces by PT-FI, a $10 per ounce change in the average annual gold price received would have an approximately $8 million effect on 1994 pretax operating income and cash flow.

CAPITAL RESOURCES AND LIQUIDITY
Cash flow from operations decreased to $158.5 million during 1993 compared with $252.6 million for 1992, due primarily to lower net income and an increase in inventories. Materials and supplies increased over year-end 1992 as additional explosives, reagents and chemicals, fuel, and spare parts are required for the expanding PT-FI operations. For the year ended December 31, 1993, consolidated working capital decreased by $352.0 million from December 31, 1992, primarily as a result of a $358.0 million decrease in cash and short-term investments, which was used to reduce long-term debt and fund capital expenditures, and the negative working capital position of RTM.

     Cash flow used in investing activities totaled $463.5 million compared with $579.7 million in 1992. Capital expenditures increased 23 percent in 1993 due to increased expansion activities. During 1992, FCX acquired an indirect interest in PT-FI for $211.9 million.

     Cash flow used in financing activities totaled $53.1 million compared with $618.2 million provided by financing activities in 1992. FCX issued shares of its Step-Up Preferred Stock and its Gold-Denominated Preferred Stock during 1993 for net proceeds totaling $561.1 million. Net proceeds from the two offerings were used in part to reduce borrowings under the PT-FI amended credit agreement by a net $537.0 million, thereby increasing the facility's availability for general corporate purposes and the continued expansion of mining and milling operations. Also in 1993, the Company received net proceeds of $80.0 million from the sale of a portion of PT-FI's infrastructure assets (Note 10). In 1992, $212.5 million was received from the sale of a 10 percent interest in PT-FI to Indonesian investors in December 1991 and $392.0 million was received from the sale of Class A common stock and Special Preference Stock. Dividend payments rose in 1993 due to increased Class A shares outstanding and dividends paid on the Special Preference and Preferred Stock issued in 1992 and 1993. FCX called its Zero Coupon Exchangeable Notes (Note 7) for redemption in January 1994 (substantially all of which were exchanged for Class A common stock) and completed a public offering of its Gold-Denominated Preferred Stock, Series II (Note 4) which yielded net proceeds of $158.5 million to be used primarily for expansion related activities.

     Cash flow from operations increased to $252.6 million during 1992 compared with $73.9 million for 1991, due primarily to higher net income. Customer accounts receivable rose by $76.1 million to $130.6 million because of increased sales. Partially offsetting the increase in receivables was an increase in accounts payable and accrued liabilities associated with expansion activities. Cash flow used in investing activities increased to $579.7 million during 1992 compared with $240.0 million for 1991, due to increased capital expenditures for the 57,000 MTPD expansion and the purchase of an indirect interest in PT-FI. Cash flow from financing activities increased $415.8 million in 1992 compared with 1991, primarily due to the sale of Class A common stock, Special Preference Stock, and a 10 percent interest in PT-FI to Indonesian investors. The proceeds from these financing activities were used to purchase an indirect interest in PT-FI and to fund ongoing expansion related expenditures.

     RTM's principal operations currently consist of a copper smelter. The FCX purchase proceeds will be used by RTM for working capital requirements and capital expenditures, including funding a portion of the expansion of its smelter production capacity (expected to cost approximately $50 million) from its current 150,000 metric tons of metal per year to 180,000 metric tons of metal per year by mid-1995. RTM is also studying further expansion of the smelter facilities to as much as 270,000 metric tons of metal production per year and is assessing the opportunity to expand its tankhouse operations from 135,000 metric tons per year to 215,000 metric tons per year. RTM's 1993 cash flow from operations was negative ($5.9 million) primarily due to cash requirements related to shut-down costs for RTM's gold mine. RTM has relied on short-term credit facilities and the FCX purchase proceeds to fund this shortfall. RTM is currently evaluating financing alternatives to fund its short-term needs and to provide long-term funding for expansion. RTM's future cash flow is dependent on a number of variables including fluctuations in the exchange rate between the United States dollar and the Spanish peseta, future prices and sales volumes of gold, the size and timing of the smelter and tankhouse expansions, and the supply/demand for smelter capacity and its impact on related treatment and refining charges.

     During 1992, the Company established the Enhanced Infrastructure Project
(EIP). The full EIP (currently expected to involve aggregate cost of as much as $500 million to $600 million) includes plans for commercial, residential, educational, retail, medical, recreational, environmental and other infrastructure facilities to be constructed during the next 20 years for PT-FI operations. The EIP will develop and promote the growth of local and other third-party activities and enterprises in Irian Jaya through the creation of certain necessary support facilities. The initial phase of the EIP is under construction and is scheduled for completion in 1995. Additional expenditures for EIP assets beyond the initial phase depend on the long-term growth of PT-FI's operations and would be expected to be funded by third-party financing sources, which may include debt, equity or asset sales. As discussed in Note 10, certain portions of the EIP and other existing infrastructure assets are expected to be sold in the near future to provide additional funds for the expansion to 115,000 MTPD.

     Through 1995, capital expenditures are expected to be greater than cash flow from operations. Upon completion of the previously announced 115,000 MTPD expansion by year-end 1995, annual production is expected to approach 1.1 billion pounds of copper and 1.5 million ounces of gold. Subsequently, capital expenditures will be determined by the results of FCX's exploration activities and ongoing capital maintenance programs. Estimated capital expenditures for 1994 and 1995 for the expansion to 115,000 MTPD, the initial phase of the EIP, ongoing capital maintenance expenditures, and the expansion of RTM's smelter to 180,000 metric tons of metal per year are expected to range from $850 million to $950 million and will be funded by operating cash flow, sales of existing and to-be-constructed infrastructure assets and a wide range of financing sources the Company believes are available as a result of the future cash flow from PT-FI's mineral reserve asset base. These sources include, but are not limited to, PT-FI's credit facility and the public and private issuances of securities (including the January 1994 public offering of Gold-Denominated Preferred Stock, Series II).

     The New COW contains provisions for PT-FI to conduct or cause to be conducted a feasibility study relating to the construction of a copper smelting facility in Indonesia and for the eventual construction of such a facility, if it is deemed to be economically viable by PT-FI and the Government of Indonesia (the Government). PT-FI has participated in a group assessing the feasibility of constructing a copper smelting facility in Indonesia.

     PT-FI amended its $550.0 million credit agreement in June 1993. The amended credit agreement, which, among other things eliminated a required debt service reserve and provided a lower interest rate, is guaranteed by FCX and FTX, and is structured as a three year revolving line of credit followed by a 3 1/2 year reducing revolver. As of February 1, 1994, $425.0 million was available to PT-FI under the credit facility. To the extent FTX and its other subsidiaries incur additional debt, the amount available to PT-FI under the credit facility may be reduced (Note 7).


     Payment of future dividends by FCX will depend on the payment of dividends by PT-FI, which, in turn, depends on PT-FI's economic resources, profitability, cash flow and capital expenditures. It is the policy of PT-FI to maximize its dividend payments to stockholders, taking into account its operational cash needs including debt service requirements. FCX currently pays an annual cash dividend of 60 cents per share to its common shareholders. Management anticipates that this dividend will continue at this level through completion of the expansion in 1995, absent significant changes in the prices of copper and gold. However, FCX's Board of Directors determines its dividend payment on a quarterly basis and in its discretion may change or maintain the dividend payment. In determining dividend policy, the Board of Directors considers many factors, including current and expected future prices and sales volumes, future capital expenditure requirements and the availability and cost of financing from third parties.

     PT-FI has had good relations with the Government since it commenced operations in Indonesia in 1967. The New COW provides that the Government will not nationalize the mining operations of PT-FI or expropriate assets of PT-FI. Disputes under the New COW are to be resolved by international arbitration. The 1967 Foreign Capital Investment Law, which expresses Indonesia's foreign investment policy, provides basic guarantees of remittance rights and protection against nationalization, a framework for incentives and some basic rules as to other rights and obligations of foreign investors.

ENVIRONMENTAL
FTX and affiliates, including FCX, have a history of commitment to environmental responsibility. Since the 1940s, long before public attention focused on the importance of maintaining environmental quality, FTX has conducted preoperational, bioassay, marine ecological, and other environmental surveys to ensure the environmental compatibility of its operations. FTX's Environmental Policy commits FTX's operations to full compliance with local, state, and federal laws and regulations.

     The Company believes it is in compliance with Indonesian environmental laws, rules, and regulations. The Company had a team of environmental scientists from a leading Indonesian scientific institution conduct a study to update its 1984 Environmental Impact Assessment that covered expansion to 66,000 MTPD. Subsequently, that document was expanded by other independent scientists to cover all environmental aspects of the current expansion to 115,000 MTPD. The latest study document was submitted to the Government in December 1993. Based on preliminary hearings, the Company believes the study document will be accepted substantially as submitted.

     The Company has made, and will continue to make, expenditures at its operations for protection of the environment. Increasing emphasis on environmental matters can be expected to require the Company to incur additional costs, which will be charged against income from future operations. On the basis of its analysis of its operations in relation to current and presently anticipated environmental requirements, management does not anticipate that these investments will have a significant adverse impact on its future operations, liquidity, capital resources, or financial position.

1992 RESULTS OF OPERATIONS COMPARED WITH 1991
FCX reported 1992 net income of $122.9 million ($.66 per share) compared with 1991 net income of $96.2 million ($.53 per share). A reconciliation of revenues from 1991 to 1992 is presented below (in millions):

           Revenues - 1991                             $467.5
           Price realizations:
             Copper                                       8.8
             Gold                                        (7.4)
           Sales volumes:
             Copper                                     218.5
             Gold                                        95.7
           Treatment charges                            (73.0)
           Adjustments to prior year concentrate sales   12.5
           Other                                         (8.3)
                                                       ------
           Revenues - 1992                             $714.3
                                                       ======

     Revenues increased 53 percent in 1992, reflecting higher production rates due to the mine/mill expansion, higher gold grades, and the sale of all year-end 1991 inventory. Price realizations were relatively unchanged between years (2 percent increase in copper realizations and 5 percent decrease in gold realizations), but sales volumes benefited significantly from the expansion, higher gold grades, and inventory sales discussed above. Copper sales volumes increased 48 percent and gold sales volumes increased 71 percent. Partially offsetting the benefit from sales volumes increases was a
3.6 cents per pound increase in treatment charges because of tight market conditions in the smelting industry early in 1992 and increased spot market sales attributable to higher than anticipated production due to the early completion of the 57,000 MTPD expansion program. A $5.7 million upward revenue adjustment was made in 1992 compared with a $6.8 million downward revenue adjustment in 1991 for prior year concentrate sales contractually priced during the year.

     Cost of sales for 1992 were $357.2 million, an increase of 47 percent from 1991 due primarily to the 48 percent increase in copper sales volumes. Unit site production and delivery costs in 1992 approximated 1991 costs. FCX's depreciation rate declined from an average 8.7 cents per payable pound in 1991 to 7.4 cents in 1992 because of the significant increase in ore reserves during 1991.

     Interest expense was $18.9 million during 1992 compared with $21.5 million in 1991, excluding $24.0 million and $18.3 million of capitalized interest, respectively.

     The 1992 general and administrative expenses rose to $68.5 million from $40.6 million in 1991, because of several financing transactions and operational and environmental studies in 1992 which required additional corporate personnel whose salaries and related overhead, were charged to the Company. General and administrative expenses also increased because of the additional personnel and facilities needed in Indonesia for the expanding operations.

     Minority interest share of net income reflects FCX's 80 percent ownership interest in PT-FI for 1992, compared with its 90 percent interest during 1991.

                              ___________________________

The results of operations reported and summarized above are not necessarily indicative of future operating results.


                       FREEPORT-McMoRan COPPER & GOLD INC.
                  SELECTED FINANCIAL AND OPERATING HIGHLIGHTS

                                         Years Ended December 31,
                      --------------------------------------------------------
                         1993a       1992       1991        1990        1989
                      ----------  ---------- ----------  ---------- ----------
                       (Financial Data In Thousands, Except Per Share Amounts)


FINANCIAL
   Revenues           $  925,932  $  714,315 $  467,522  $  434,148 $  367,886
   Operating income      139,418b    276,429    177,720     204,549    203,234
   Net income             21,862b    122,868     96,159c     90,179     98,927
   Net income per common
     share                   .11b        .66        .53c        .52        .58
   Dividends paid per
     share of common stock   .60         .60        .55         .69        .56
   At December 31:
     Property, plant and
       equipment, net  1,646,603     993,412    601,675     502,171    264,688
     Total assets      2,116,653   1,694,005  1,157,615     676,727    415,072
     Long-term debt,
       including
       current portion
       and short-term
       borrowings        260,659     723,583    631,961     294,000    130,000
     Minority interest    46,781      21,449     14,237       8,899     19,632
     Gold denominated
       preferred stock   232,620        -          -           -          -
     Stockholders'
       equity            947,927     646,457    172,545     176,557    113,759
     Common share price d  25.00       21.88      16.44        8.00       5.38
   Average common shares
     outstanding d       197,929     187,343    182,130     173,432    170,760

       _____________________________________________________________________

 PT-FI OPERATING
   Ore milled
     Metric tons      22,743,000  21,070,000 13,956,000  11,569,000  9,009,000
     Metric tons per day  62,300      57,600     38,200      31,700     24,700
   Copper grade (%)         1.57        1.59       1.77        1.61       1.84
   Gold grade
     Grams per metric ton   1.46        1.35       1.23         .98        .60
     Ounce per metric ton   .047        .043       .040        .032       .019
   Silver grade
     Grams per metric ton   4.02        4.79       5.90        6.96      10.30
     Ounce per metric ton   .129        .154       .190        .224       .331
   Recovery rate (%)
     Copper                 87.0        88.2       89.9        90.1       91.0
     Gold                   76.2        73.7       79.6        79.8       84.0
     Silver                 67.2        65.5       75.4        73.4       73.0
   Copper (thousands of
       payable pounds)
     Production          658,400     619,100    466,700     361,800    317,400
     Sales               645,700     651,800    439,700     348,000    317,800
     Average realization
       per pound            $.90       $1.03      $1.01       $1.20      $1.24
   Gold (payable ounces)
     Production          786,700     641,000    420,800     284,000    139,000
     Sales               762,900     679,300    397,900     273,000    140,000
     Average realization
       per ounce         $361.74     $340.11    $358.76     $378.30    $383.28
   Silver (payable ounces)
     Production        1,541,200   1,642,500  1,567,900   1,749,000  1,971,000
     Sales             1,480,900   1,804,400  1,620,900   1,664,000  1,979,000
     Average realization
       per ounce           $4.15       $3.72      $3.87       $4.61      $5.39
 RTM OPERATING (since acquisition)
   Smelter operations
       (metric tons):
     Concentrate treated                                               330,200
     Anode production                                                  135,800
     Cathode production                                                103,100
   Gold operations:
     Ore milled (metric tons per day)                                   17,900
     Grade
       Grams per metric ton                                               1.05
       Ounce per metric ton                                               .034
     Production (payable ounces)                                       132,500
     Average realization per ounce                                     $369.06


a. Includes the operating results of Rio Tinto Minera, S.A. since acquisition in March 1993.
b. Includes charges totaling $50.9 million ($28.6 million to net income, or $.14 per share) related to restructuring the administrative organization (including personnel related costs, the cost to downsize the computing and management information system structure, and a write-off of excess facilities and other miscellaneous assets) at Freeport-McMoRan Inc., the parent company of Freeport-McMoRan Copper & Gold Inc., and reductions in the book carrying value of certain assets to estimated recoverable amounts.
c. Reflects a noncash charge of $5.8 million ($.03 per share) for the cumulative effect of the company's change in accounting for postretirement benefits other than pensions and a $26.5 million ($.15 per share) reduction in P.T. Freeport Indonesia Company's tax provision due to the signing of a new contract of work in December 1991.
d. Reflects the two-for-one stock split approved in May 1992.